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                                                                    Exhibit 4.03

                            CERTIFICATE OF AMENDMENT
                                       OF
                                 THIRD RESTATED
                          CERTIFICATE OF INCORPORATION

                  Camco Financial Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

                  FIRST: That at a meeting of the Board of Directors of Camco Financial Corporation, resolutions were duly adopted setting forth a proposed amendment to the Third Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and directing that the amendment be considered at the next annual meeting of the stockholders. The resolution setting forth the proposed amendment is as follows:

                  RESOLVED, that Article Fourth of the Corporation's Third Restated Certificate of Incorporation be amended to read as follows:

                  FOURTH: The total number of shares of stock which the corporation shall have authority to issue is Two Million Six Hundred Thousand (2,600,000), of which stock Two Million Five Hundred Thousand (2,500,000) shares shall be common shares of the par value of One Dollar ($1) each, amounting in the aggregate to Two Million Five Hundred Thousand Dollars ($2,500,000), and one hundred thousand (100,000) shares shall be preferred shares of the par value of One Dollar ($1) each, amounting in the aggregate to One Hundred Thousand Dollars ($100,000). There is hereby granted to the Board of Directors of the corporation the authority to fix by resolution or resolutions any and all powers, designations, preferences and relative, participating, optional or other rights, or the qualifications, limitations or restrictions thereof, of shares of the preferred stock, or of any series of the preferred stock, of the corporation that are permitted by the General Corporation Law of Delaware to be fixed by the Board of Directors, and such grant of authority shall include the power to specify the number of shares to any series of the preferred stock of the corporation.

                  SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

                  THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.


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                  IN WITNESS WHEREOF, Camco Financial Corporation has caused this certificate to be signed by Larry A. Caldwell, its President, and attested by Anthony J. Popp, its Secretary, this 12th day of July, 1994.

                                             By: /s/ Larry A. Caldwell
                                                 ------------------------------
                                                 Larry A. Caldwell, President


ATTEST:



By:  /s/ Anthony J. Popp
     -----------------------------------
      Anthony J. Popp, Secretary